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SCHEDULE 14A INFORMATION
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
HERITAGE PROPERTY INVESTMENT TRUST, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

HERITAGE PROPERTY INVESTMENT TRUST, INC.
131 Dartmouth Street
Boston, Massachusetts 02116

        April 6, 2005

Dear Stockholder:

        We cordially invite you to attend the 2005 Annual Meeting of Stockholders of Heritage Property Investment Trust, Inc., which will be held on Friday, May 6, 2005, at 9:00 a.m., local time, at:

The Westin Copley Place
10 Huntington Avenue
Boston, Massachusetts 02116

        Your vote is very important. Whether or not you plan to attend the annual meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. Please complete, sign, date and mail promptly the enclosed proxy or for shares held in street name, the voting instruction form, in the return envelope. Voting by written proxy will ensure your representation at the annual meeting if you do not attend in person.

Sincerely,

Thomas C. Prendergast Chairman, President and Chief Executive Officer

HERITAGE PROPERTY INVESTMENT TRUST, INC.
131 Dartmouth Street
Boston, Massachusetts 02116

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF HERITAGE PROPERTY INVESTMENT TRUST, INC.:

        NOTICE IS HEREBY GIVEN that the 2005 Annual Meeting of Stockholders of Heritage Property Investment Trust, Inc., a Maryland corporation (the "Company"), will be held at The Westin Copley Place, 10 Huntington Avenue, Boston, Massachusetts 02116, on Friday, May 6, 2005, at 9:00 A.M., local time, for the following purposes:

  1.
  To elect three directors to serve three-year terms expiring in 2008. The Board of Directors of the Company has nominated and recommends for such election as directors, the following incumbent directors: Bernard Cammarata, Michael J. Joyce and Thomas C. Prendergast.

  2.
  To consider and act upon any other matters which may properly come before the annual meeting or any adjournments or postponements of the meeting.

        Our Board of Directors has fixed March 4, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. Accordingly, only stockholders of record at the close of business on March 4, 2005, will be entitled to notice of, and to vote at, the annual meeting or any adjournments of the meeting.

        STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE POSTPAID ENVELOPE PROVIDED. STOCKHOLDERS WHO ARE PRESENT AT THE ANNUAL MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON, IF THEY SO DESIRE.

By order of the Board of Directors,

Stephen H. Faberman Secretary
April 6, 2005

HERITAGE PROPERTY INVESTMENT TRUST, INC.
131 Dartmouth Street
Boston, Massachusetts 02116

PROXY STATEMENT

GENERAL INFORMATION

Date, Time, And Place Of Annual Meeting

        Heritage Property Investment Trust, Inc.'s (the "Company" or "Heritage") annual stockholders meeting will be held on Friday, May 6, 2005, beginning at 9:00 a.m. local time. The meeting place will be The Westin Copley Place, 10 Huntington Avenue, Boston, Massachusetts 02116.

Proxy Mailing Date

        We started mailing our proxy statement and proxy card to our stockholders on or about April 6, 2005. If you hold your Heritage shares in an account at a bank or brokerage firm, we generally cannot mail our proxy materials directly to you. Instead, your bank or brokerage firm will forward our proxy materials to you, and tell you how to give it voting instructions for your Heritage shares.

Heritage's Board of Directors Is Asking For Your Proxy

        Our Board of Directors is asking for your proxy. When you give us your proxy, you authorize us to vote your Heritage shares as you direct on your proxy card. Giving a proxy allows your shares to be voted at the annual meeting even if you do not attend the meeting. Please complete, sign, date, and return your proxy card whether or not you plan on attending the annual meeting.

        If you sign, date, and return your proxy card without specifying how you want your shares voted, we will vote your shares for each of our Board's nominees for director.

Your Proxy Is Revocable

        You have the right to revoke your proxy. This right allows you to change your mind about how your shares will be voted at the annual meeting. You can revoke your proxy at any time before voting is declared closed at the annual meeting. You may revoke your proxy by sending a signed proxy with a later date in time for us to receive it before voting is declared closed, or by voting in person at the annual meeting. You cannot, however, revoke your proxy at the annual meeting if you do not attend in person.

        If your proxy is not properly revoked, we will vote your shares as indicated by your most recent valid proxy.

How Heritage's Board of Directors Solicits Proxies

        We may solicit proxies by mail, telephone calls and fax transmissions. Officers and employees of Heritage may solicit proxies, but will receive no special compensation for doing so.

        We will ask banks, brokerage houses, and other types of custodians of Heritage stock to forward our proxy materials to their clients. We will pay for their expenses involved in this process.

Stockholders Entitled To Vote

        Our Board of Directors has set March 4, 2005 as the record date for the annual meeting. This date determines which stockholders are entitled to receive notice of the annual meeting and to vote at the meeting. You must have owned Heritage common stock of record on March 4, 2005 in order to vote at this year's annual meeting.

Voting Rights of Stockholders

        Each share of common stock on the record date entitles its holder to cast one vote on each matter to be voted on.

Outstanding Shares On The Record Date

        We had outstanding 46,940,953 shares of common stock on March 4, 2005.

Quorum

        A quorum is the number of shares of common stock that must be present, either in person or by proxy, at the annual meeting in order for voting to be conducted. At our annual meeting, the presence of stockholders or their proxies who are entitled to cast at least a majority of the votes that all stockholders are entitled to cast will constitute a quorum. Votes withheld from director nominees, abstentions and "broker non-votes" (see below for an explanation of broker non-votes) will still be counted in determining whether a quorum has been reached.

How To Vote

        If you hold your shares directly, you have two ways to vote, as explained below and on your proxy card. If your shares are in an account at a bank or broker, you will receive an instruction card and information on how to give voting instructions to your bank or broker.

        If you hold your shares directly, you may:

  •
  Complete, sign, date, and return the enclosed proxy card in the envelope provided; the envelope requires no postage if mailed in the United States.

OR

  •
  Vote in person by attending the annual meeting. We will distribute ballots on request to shareholders who are eligible to vote at the annual meeting. Even if you returned a proxy before the annual meeting, you may withdraw it and vote in person.

How To Be Admitted To The Meeting

        All holders of our common stock at the close of business on March 4, 2005, the record date for the annual meeting, or their duly appointed proxies, are authorized to attend the annual meeting. If you attend the meeting, you may be asked to present valid picture identification, such as a driver's license or passport, before being admitted. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

        Please also note that if you hold your shares in "street name" (that is, through a bank, broker or other nominee), you will need to bring a copy of the brokerage statement reflecting your stock ownership as of March 4, 2005.

What Is A Broker Non-Vote

        If your Heritage shares are held in a brokerage account, your broker is obligated to vote your shares as instructed by you. A broker "non-vote" occurs when the broker does not vote on a proposal because the broker's customer has not provided voting instructions and the broker does not have discretionary authority to vote on the matter. These broker "non-votes" are not considered in the calculation of votes cast and therefore will have no effect on the vote with respect to the matter.

What Vote Is Required For A Proposal To Pass

        In the election of directors, the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the annual meeting, in person or by proxy, is required for the election of each of the nominees. Abstentions and broker "non-votes" will have no effect on the voting outcome with respect to the election of directors. Although counted as present for the purpose of determining a quorum, broker "non-votes" are not counted for any purpose in determining whether a matter has been approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Principal Stockholders

        The following table sets forth certain information with respect to each person known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock as of March 4, 2005. As of March 4, 2005, 46,940,953 shares of common stock were outstanding.

	Amount and Nature of Beneficial Ownership*
Name and Address of Beneficial Owner	Outstanding Shares	Right to Acquire	Total Number	Percentage of Class
New England Teamsters and Trucking Industry Pension Fund(1)	19,563,558	—	19,563,558	41.7%
Net Realty Holding Trust(2)	19,563,558	—	19,563,558	41.7%
Cohen & Steers, Inc.(3)	4,550,700	—	4,550,700	9.7%
ING Clarion Real Estate Securities, L.P.(4)	3,209,530	—	3,209,530	6.8%
Morgan Stanley(5)	2,607,152	—	2,607,152	5.6%

*
Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC"). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 4, 2005 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise noted, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(1)
The principal address of The New England Teamsters and Trucking Industry Pension Fund ("NETT") is 535 Boylston Street, Boston, Massachusetts 02116. NETT owns all of the outstanding interests in Net Realty Holding Trust, our largest stockholder, and as such, may be deemed to be the beneficial owner of all the shares of our common stock owned by Net Realty Holding Trust.

(2)
The principal address of Net Realty Holding Trust is care of The New England Teamsters and Trucking Industry Pension Fund, 535 Boylston Street, Boston, Massachusetts 02116.

(3)
The principal address of Cohen & Steers, Inc. is 757 Third Avenue, New York, New York 10017. Information is based on a Schedule 13G filed with the SEC by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. on February 14, 2005. The Schedule 13G indicates that reporting entities are investment advisers with sole voting power over 4,498,000 shares and sole dispositive power over 4,550,700 shares.

(4)
The principal address of ING Clarion Real Estate Securities, L.P. is 259 N. Radnor-Chester Road, Suite 205, Radnor, Pennsylvania 19087. Information is based on a Schedule 13G filed with the SEC on February 14, 2005. The Schedule 13G indicates that reporting entity is an investment adviser with sole voting power over 3,110,530 shares and sole dispositive power over 3,209,530 shares.

(5)
The principal address of Morgan Stanley is 1585 Broadway, New York, New York 10036. Information is based on a Schedule 13G filed with the SEC on February 15, 2005. The Schedule 13G indicates that reporting entity is an investment adviser with sole voting power over 2,318,389 shares and sole dispositive power over 2,318,389 shares.

Management Stockholders

        The following table sets forth information as of March 4, 2005, with respect to the beneficial ownership of common stock by each of our directors and by each of the executive officers named in this proxy statement, and by all directors and these executive officers as a group. The principal address of each of the persons named below is care of Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

	Amount and Nature of Beneficial Ownership•
Name	Outstanding Shares	Right to Acquire		Total Number	Percentage of Class
Bruce A. Anderson	12,600	6,667		19,267	*
Joseph L. Barry(1)	5,000	—		5,000	*
Bernard Cammarata	—	70,219	(2)	70,219	*
Stephen H. Faberman	10,618	—		10,618	*
Richard C. Garrison	1,500	5,000	(3)	6,500	*
David G. Gaw	99,200	180,000		279,200	*
Michael J. Joyce	—	—	(4)	—	—
David W. Laughton(5)	1,000	—		1,000	*
Patrick H. O'Sullivan	28,240	75,666		103,906	*
Kevin C. Phelan	7,217	6,667	(6)	13,884	*
Robert G. Prendergast(7)	36,713	50,666		87,379	*
Thomas C. Prendergast(8)	790,065	980,001		1,770,066	3.7%
Kenneth K. Quigley, Jr.	3,823	10,001	(9)	13,824	*
Ritchie Reardon(10)	—	—		—	—
Barry S. Rodenstein	25,600	76,000		101,600	*
David C. Sweetser	7,600	—		7,600	—
William M. Vaughn(11)	—	—		—	—
Robert J. Watson	6,815	5,000	(12)	11,815	*
Louis C. Zicht	18,300	37,334		55,634	*

All directors and executive officers as a group (19 persons)	1,054,291	1,503,221		2,557,512	5.3%

*
Less than 1% of the issued and outstanding shares of common stock.

•
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 4, 2005, are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated below and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name. Shares included below under "Right to Acquire" represent shares subject to outstanding stock options currently exercisable or exercisable within 60 days of March 4, 2005.

(1)
Mr. Barry is Co-Chairman of the Board of Trustees of The New England Teamsters and Trucking Industry Pension Fund and Net Realty Holding Trust and therefore may be deemed to be the beneficial owner of all of the shares of common stock of the Company beneficially held by The New England Teamsters and Trucking Industry Pension Fund and Net Realty Holding Trust. Mr. Barry disclaims beneficial ownership of the shares of common stock beneficially held by The New England Teamsters and Trucking Industry Pension Fund and Net Realty Holding Trust.

(2)
Does not include deferred stock units credited to Mr. Cammarata's account and reflected in the table below under "Additional Ownership."

(3)
Does not include deferred stock units credited to Mr. Garrison's account and reflected in the table below under "Additional Ownership."

(4)
Does not include deferred stock units credited to Mr. Joyce's account and reflected in the table below under "Additional Ownership."

(5)
Mr. Laughton is Co-Chairman of the Board of Trustees of The New England Teamsters and Trucking Industry Pension Fund and Net Realty Holding Trust and therefore may be deemed to be the beneficial owner of all of the shares of common stock of the Company beneficially held by The New England Teamsters and Trucking Industry Pension Fund and Net Realty Holding Trust. Mr. Laughton disclaims beneficial ownership of the shares of common stock beneficially held by The New England Teamsters and Trucking Industry Pension Fund and Net Realty Holding Trust.

(6)
Does not include deferred stock units credited to Mr. Phelan's account and reflected in the table below under "Additional Ownership."

(7)
Mr. Prendergast is the brother of Thomas C. Prendergast, our Chairman, President and Chief Executive Officer. Mr. Prendergast disclaims beneficial ownership of all shares of our common stock beneficially owned by Thomas C. Prendergast.

(8)
Mr. Prendergast is the brother of Robert G. Prendergast, our Senior Vice President, Chief Operating Officer. Mr. Prendergast disclaims beneficial ownership of all shares of our common stock beneficially owned by Robert G. Prendergast.

(9)
Does not include deferred stock units credited to Mr. Quigley's account and reflected in the table below under "Additional Ownership."

(10)
Mr. Reardon is a member of the Board of Trustees of The New England Teamsters and Trucking Industry Pension Fund and Net Realty Holding Trust and therefore may be deemed to be the beneficial owner of all of the shares of common stock of the Company beneficially held by The New England Teamsters and Trucking Industry Pension Fund and Net Realty Holding Trust. Mr. Reardon disclaims beneficial ownership of the shares of common stock beneficially held by The New England Teamsters and Trucking Industry Pension Fund and Net Realty Holding Trust.

(11)
Mr. Vaughn is a member of the Board of Trustees of The New England Teamsters and Trucking Industry Pension Fund and Net Realty Holding Trust and therefore may be deemed to be the beneficial owner of all of the shares of common stock of the Company beneficially held by The New England Teamsters and Trucking Industry Pension Fund and Net Realty Holding Trust. Mr. Vaughn disclaims beneficial ownership of the shares of common stock beneficially held by The New England Teamsters and Trucking Industry Pension Fund and Net Realty Holding Trust.

(12)
Does not include deferred stock units credited to Mr. Watson's account and reflected in the table below under "Additional Ownership."

Additional Ownership

        In addition to the beneficial ownership of our common stock discussed above, certain of our directors also hold deferred stock units that are not reported in the security ownership table but represent additional interests that are subject to the same market risk as ownership of our common stock. These deferred stock units are credited on an annual basis to those of our directors who receive compensation in connection with their service on our Board, as described in the section of this proxy statement entitled "Proposal One—Election of Directors—Compensation of Directors." Deferred stock units have also been credited to certain of our directors who elected to receive those units in lieu of cash compensation. The number of shares of common stock to which these deferred stock units are equivalent as of March 4, 2005 is as follows:

Name	Deferred Stock Units
Bernard Cammarata	2,335
Richard C. Garrison	1,000
Michael J. Joyce	967
Kevin C. Phelan	1,000
Kenneth K. Quigley	1,000
Robert J. Watson	3,762

        These deferred stock units are not issued until the director ceases to be on our Board of Directors, at which time an equivalent number of shares of our common stock will be issued. Prior to that time, we maintain an account for each director indicating the number of deferred stock units, together with accrued dividends, which will be paid in additional deferred stock units.

PROPOSAL ONE
ELECTION OF DIRECTORS

        Pursuant to the Company's charter, our Board of Directors is divided into three classes. The terms of current Class 3 directors Bernard Cammarata, Michael J. Joyce and Thomas C. Prendergast expire at the 2005 annual meeting, while the terms of the remaining directors expire at the annual meetings of stockholders to be held in 2006 or 2007, as specified below. Messrs. Cammarata, Joyce and Prendergast have been nominated and recommended for election to serve as directors for a three-year term until the annual meeting of stockholders to be held in 2008. Based on its review of the relationships between its existing directors (including the director nominees) and the Company, our Board of Directors has affirmatively determined that if these nominees are elected, ten of the 11 directors serving on our Board of Directors will be independent under the rules of the New York Stock Exchange.

        If, for any reason, any of the above-mentioned candidates for election becomes unavailable for election or service, the persons designated as proxy holders on the proxy card will vote for the substitute nominee recommended by our Board of Directors, or, if no recommendation is given, for any substitute nominee in their own discretion.

Biographical Information of the Class 3 Nominees

        The information set forth below is submitted with respect to the nominees for election to our Board of Directors.

        Bernard Cammarata, age 65, has been a director since July 1999. Mr. Cammarata is Chairman of the Board of TJX Companies, Inc., a leading publicly-traded off-price retailer of apparel and home fashions, a position he has held since 1999. Mr. Cammarata founded TJ Maxx in 1976 and served as its President until 1986. From 1986 until 2000, Mr. Cammarata was President and Chief Executive Officer of TJX Companies, Inc.

        Michael J. Joyce, age 63, has been a director since June 2004. Mr. Joyce served as New England Managing Partner of the public accounting firm, Deloitte & Touche LLP, until his retirement in June 2004 and has over 30 years of accounting, auditing, and consulting experience. Mr. Joyce is also a director and member of the audit committees of publicly-traded companies, A.C. Moore Arts & Crafts Inc. and Allegheny Technologies Incorporated, and is a trustee and member of the audit committee of publicly-traded, Brandywine Realty Trust, and is a member of the American Institute for Certified Public Accountants (AICPA).

        In September 2004, our Board of Directors granted Mr. Joyce a waiver under the corporate governance guidelines adopted by our Board of Directors permitting Mr. Joyce to serve simultaneously on four public company boards of directors and audit committees. As required by these corporate governance guidelines, our Board of Directors granted this waiver after affirmatively determining that Mr. Joyce's simultaneous service on four public company boards and audit committees will not interfere with his ability to serve on our Board of Directors and audit committee.

        Thomas C. Prendergast, age 55, has served as our Chairman, President and Chief Executive Officer since July 1999. Prior to that time, from 1980 until July 1999, Mr. Prendergast was President and Chief Executive Officer of our predecessor company, the real estate company formed by NETT in 1970. Mr. Prendergast's employment agreement with the Company provides that he is to be nominated as a director of the Company. Mr. Prendergast is the brother of Robert G. Prendergast, our Senior Vice President, Chief Operating Officer.

Vote Required

        The affirmative vote of a plurality of all the votes cast at the annual meeting, assuming a quorum is present, is necessary for the election of a director. Therefore, the three individuals with the highest number of affirmative votes will be elected to the three directorships. For purposes of the election of Directors, abstentions and other shares not voted will not be counted as votes cast and will have no effect on the result of the vote.

Recommendation of the Board of Directors

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES SET FORTH ABOVE.

Class 1 Incumbent Directors—Terms Expiring at the 2006 Annual Meeting

        Kenneth K. Quigley, Jr., age 47, has been a director since April 2002. Since February 1996, Mr. Quigley has been President of Curry College, a private independent college offering undergraduate and graduate degrees, located in Milton, Massachusetts.

        Ritchie Reardon, age 53, has been a director since September 2004. Mr. Reardon is President of Teamsters Local 25, of Boston, Massachusetts, a position he has held since April 2003. Prior to that time, from December 2000 until April 2003, Mr. Reardon was Secretary-Treasurer of Teamsters Local 25. Before December 2000, Mr. Reardon was Recording Secretary and Business Agent of Teamsters Local 25. Mr. Reardon is a co-trustee of NETT and Net Realty Holding Trust, our largest stockholder.

        William M. Vaughn III, age 64, has been a director since July 1999. On January 1, 2003, Mr. Vaughn became Senior Vice President, Labor Relations of Ahold USA, Inc., the parent company of The Stop & Shop Supermarket Company, a grocery chain headquartered in Massachusetts. Prior to that time, Mr. Vaughn was Executive Vice President, Human Resources of The Stop & Shop Supermarket Company, with whom he has been employed since 1975. Mr. Vaughn is a co-trustee of NETT and Net Realty Holding Trust, our largest stockholder.

        Robert J. Watson, age 54, has been a director since April 2002. Mr. Watson is Chairman, Chief Executive Officer and principal stockholder of LPM Holding Company, a food service conglomerate that services principally the Eastern United States. Mr. Watson has been with LPM Holding Company and its predecessor entity, The Tobin Corporation, since 1988. Mr. Watson is also a director and member of the audit committee of Strategic Hotels, Inc., a publicly-traded real estate investment trust that owns and manages hotels.

Class 2 Incumbent Directors—Terms Expiring at the 2007 Annual Meeting

        Joseph L. Barry, Jr., age 71, has been a director since July 1999. Mr. Barry has served as President of Hallmark Mechanical Corp., a machinery service company, since 1990, and as President of Hallamore Corp., a transportation and rigging company, since 1956. Since 1975, Mr. Barry has also served as Chairman of Northeast Concrete Products. Mr. Barry is co-chairman of NETT and Net Realty Holding Trust, our largest stockholder. Mr. Barry is also a director and member of the audit committee of Bottomline Technologies, Inc., a publicly-traded software company.

        Richard C. Garrison, age 56, has been a director since April 2002. Mr. Garrison is President of Bink Inc., a management-consulting firm located in Boston, Massachusetts that he founded in 2001. Prior to that time, Mr. Garrison was Chairman of Holland Mark Edmund Ingalls, a marketing, advertising and public relations firm, which was the product of the merger of two firms in 1999, one of which, Ingalls, Quinn & Johnson, Mr. Garrison was Chairman and Chief Executive Officer from 1981-1999.

        David W. Laughton, age 56, has been a director since July 1999. Mr. Laughton has been Secretary-Treasurer/Principal Officer of the Teamsters Local 633, of Manchester, New Hampshire for more than five years. Mr. Laughton is co-chairman of NETT and Net Realty Holding Trust, our largest stockholder.

        Kevin C. Phelan, age 60, has been a director since April 2002. Mr. Phelan is Executive Vice President and Director of Meredith & Grew, Incorporated, a full-service real estate company headquartered in Boston, Massachusetts, with whom he has been employed since 1978. Mr. Phelan is also a director of Mellon Private Asset Management, a publicly traded mutual fund.

Additional Disclosure Regarding Net Realty Holding Trust

        In connection with the Company's initial public offering completed in April 2002, we entered into an amended stockholders agreement with our largest stockholder, Net Realty Holding Trust, pursuant to which, among other things, we agreed that as long as Net Realty Holding Trust owns at least 25% of the outstanding shares of our common stock, Net Realty Holding Trust will have the right to designate four individuals for election to our Board of Directors. As of March 4, 2005, Net Realty Holding Trust owned approximately 42% of our outstanding common stock and has previously designated Messrs. Barry, Laughton, Reardon and Vaughn as its designees for election to our Board of Directors.

Board of Directors and Standing Committees

        During 2004, our Board of Directors held seven meetings (including telephonic meetings) and took action by unanimous written consent four times. None of the directors who served as a director in 2004 attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and of any meetings of committees on which he served during that period of service. All of our directors are strongly encouraged to attend our annual meeting of stockholders. All of our directors, except Messrs. Joyce and Reardon, who were not directors at the time, attended our 2004 annual meeting of stockholders.

Audit Committee

        Our Board of Directors has established an audit committee which, among other things, (i) selects and approves the engagement of independent public accountants, (ii) reviews with the independent public accountants the scope and results of the audit engagement, (iii) approves professional services provided by the independent public accountants, (iv) reviews the independence of the independent public accountants, (v) considers the range of audit and non-audit fees and (vi) reviews the adequacy of our internal accounting controls.

        Our Board of Directors has adopted a written charter for the audit committee. This charter is available on our Web site at www.heritagerealty.com. You may also obtain a print copy of this charter by submitting a written request to Investor Relations, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

        The audit committee is presently composed of Kenneth K. Quigley, Jr., who serves as Chairman, Richard C. Garrison, Michael J. Joyce and Robert J. Watson. After the annual meeting, Mr. Garrison will no longer serve as a member of the audit committee. During 2004, the audit committee met thirteen times, including telephonic meetings.

        Our audit committee's written charter requires that all members of the committee meet the independence, experience, financial literacy and expertise requirements of the New York Stock Exchange, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations of the Securities and Exchange Commission, all as in effect from time to time. All of the members of the audit committee meet the foregoing requirements. Our Board of Directors has determined that Michael J. Joyce is an "audit committee financial expert" as defined by the rules and regulations of the Securities and Exchange Commission.

Compensation Committee

        Our Board of Directors has established a compensation committee to, among other things, (i) review and approve corporate goals and objectives relevant to the compensation of our senior officers, (ii) make recommendations to our Board of Directors with respect to incentive compensation plans and equity-based plans, (iii) conduct an annual review of director compensation, (iv) assist our Board of Directors in developing and evaluating potential candidates for executive positions and overseeing the development of executive succession plans, and (v) review and approve employment agreements, severance arrangements and change in control agreements.

        Our Board of Directors has adopted a written charter for the compensation committee. This charter is available on our Web site at www.heritagerealty.com. You may also obtain a print copy of this charter by submitting a written request to Investor Relations, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

        The compensation committee is presently composed of Robert J. Watson, who serves as Chairman, Bernard Cammarata, David W. Laughton and Kenneth K. Quigley, Jr. After the annual meeting, Mr. Laughton will no longer serve as a member of the compensation committee. The compensation committee met four times in 2004, including telephonic meetings.

Nominating and Corporate Governance Committee

        Until May 2004, our Board of Directors maintained separate nominating and corporate governance committees. In May 2004, our Board of Directors combined these committees. The nominating and corporate governance committee is responsible for (i) assisting our Board of Directors in identifying candidates qualified for membership on our Board of Directors, (ii) recommending to our Board of Directors the director nominees for the next annual meeting of stockholders, (iii) recruiting those individuals for membership on our Board of Directors, (iv) recommending to our Board of Directors the director nominees and the chairperson for each committee and the presiding director at the executive sessions of our Board of Directors, (v) providing counsel to our Board of Directors with respect to the corporate governance guidelines to be followed by our Board of Directors and management and (vi) assessing the effectiveness of our Board of Directors.

        Our Board of Directors has adopted a written charter for the nominating and corporate governance committee. This charter is available on our Web site at www.heritagerealty.com. You may also obtain a print copy of this charter by submitting a written request to Investor Relations, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

        The nominating and corporate governance committee is presently composed of Richard C. Garrison, who serves as Chairman, Kevin C. Phelan, Kenneth K. Quigley, Jr. and Robert J. Watson. The nominating and corporate governance committee met four times in 2004.

        The nominating and corporate governance committee has approved, and our Board of Directors has adopted, policies and procedures to be used for considering potential director candidates. The director qualifications developed to date focus on what the nominating and corporate governance committee believes to be essential competencies to effectively serve on the Board of Directors. In reviewing and considering potential nominees for our Board of Directors, the nominating and corporate governance committee looks for the following qualities and skills:

  (i)
  extent of public company, real estate, retail and/or other financial experience,

  (ii)
  breadth of knowledge regarding the Company and its industry,

  (iii)
  substantial achievement in professional and personal pursuits,

  (iv)
  personal integrity and honesty,

  (v)
  leadership skills,

  (vi)
  commitment to long-term interests of stockholders,

  (vii)
  willingness and ability to make time commitment,

  (viii)
  contribution to diversity of Board of Directors,

  (ix)
  skills and experience that will complement existing make-up of Board of Directors,

  (x)
  independence (consistent with the rules and standards of the Securities and Exchange Commission and New York Stock Exchange), and

  (xi)
  extent of any contractual obligation of the Company to nominate designees of any stockholder.

        Before recommending any individuals for election to our Board of Directors, the nominating and corporate governance committee will first determine the appropriate size of our Board of Directors and what skill sets should be represented on our Board of Directors. If the nominating and corporate governance committee concludes that the current size is appropriate, it will first review each of the incumbent directors whose terms are expiring to determine whether those individuals should be nominated for reelection to our Board of Directors. The criteria considered by the nominating and corporate governance committee are described above.

        If the nominating and corporate governance committee determines that our Board of Directors needs to be expanded or that the incumbent directors whose terms are expiring should not be nominated for reelection, the nominating and corporate governance committee will seek recommendations from other Board members and senior management for possible candidates, and if no appropriate candidates are identified, the nominating and corporate governance committee will consider retaining a search firm. In addition, the nominating and corporate governance committee will consider nominating any candidate proposed by stockholders. Any candidate nominated by a stockholder would be evaluated on the same basis as all other Board candidates.

        Once a candidate is identified who has not previously served on our Board of Directors, the nominating and corporate governance committee will arrange meetings between the candidate and each of the nominating and corporate governance committee's members as well as the Company's senior management. The nominating and corporate governance committee will also seek to have the candidate meet with other directors. The nominating and corporate governance committee will also undertake whatever investigative and due diligence activities it deems necessary to verify the candidate's credentials and determine whether the candidate would be a positive contributor to the operations of the Board of Directors and a good representative of the stockholders.

        The nominating and corporate governance committee's policy is to consider director nominees recommended by stockholders. Pursuant to Article II, Section 2 of the Company's bylaws, a stockholder wishing to nominate a candidate must file a written notice of the nomination with the Secretary of the Company not less than 90 days nor more than 150 days prior to the election of directors. When submitting a recommendation to the Secretary, the stockholder must include the following information:

  (i)
  the name, age, date of birth, business address, residence address and nationality of the person recommended by the stockholder;

  (ii)
  the number of shares of each series of the Company owned of record or beneficially by the candidate and by the stockholder;

  (iii)
  a description of the qualifications and background of the candidate which address the minimum qualifications and other criteria for Board membership as approved from time to time;

  (iv)
  the written and signed consent of the candidate to be named as a nominee and to serve as a director if elected; and

  (v)
  a description of all arrangements or understandings between the recommending stockholder and the candidate and any other person or persons (including their names) pursuant to which the recommendation is being made by the recommending stockholder.

        If it is determined that the candidate has no conflicts of interest or directorships with other companies that would disqualify the candidate from serving as a director of the Company, the candidate's name will be presented to the nominating and corporate governance committee for consideration.

Corporate Compliance Committee

        Our Board of Directors has also established a corporate compliance committee, which is responsible for establishing company-wide compliance guidelines and procedures.

        The corporate compliance committee is presently composed of Kenneth K. Quigley, Jr., who serves as chairman, Kevin C. Phelan, William M. Vaughn, III and Robert J. Watson and two management representatives, Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, and Stephen H. Faberman, our Vice President, Corporate Counsel, who also serves as the Company's chief compliance officer. After the annual meeting, Robert G. Prendergast, Senior Vice President, Chief Operating Officer, will replace Thomas C. Prendergast on the corporate compliance committee. The corporate compliance committee met once in 2004.

Finance Committee

        In February 2004, our Board of Directors established a finance committee, which is responsible for advising our Board of Directors regarding capital markets and other significant transactions.

        The finance committee is presently composed of Kevin C. Phelan, who serves as chairman, Joseph L. Barry, Michael J. Joyce, Kenneth K. Quigley, Jr. and Robert J. Watson. The finance committee met three times in 2004.

Management Executive Committee

        Our Board of Directors has also established a management executive committee, consisting of three of our executive officers, Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, David G. Gaw, our Senior Vice President, Chief Financial Officer and Treasurer, and Robert G. Prendergast, our Senior Vice President, Chief Operating Officer, who are authorized to approve purchase, sale, mortgage and other actions, collectively up to $35 million, by us with respect to real estate without the approval of the full Board of Directors.

Corporate Governance Matters

Independence

        Our Board of Directors has determined that each of our current directors, except for Mr. Prendergast, has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is "independent" within the meaning of our director independence standards, which reflect the New York Stock Exchange director independence standards, as currently in effect. Furthermore, our Board of Directors has determined that each of the members of each of our Board's committees has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and is "independent" within the meaning of our director independence standards.

Corporate Governance Guidelines

        Our Board of Directors has adopted corporate governance guidelines. These guidelines serve as principles for the conduct of our Board of Directors. They reflect our Board's commitment to ensuring adherence to good corporate governance principles. The corporate governance guidelines, which meet the requirements of the New York Stock Exchange listing standards, address a number of topics, including, among other things, director qualifications and responsibilities, the functioning of the Board of Directors, the responsibilities and composition of the Board committees, director compensation and annual Board review and self-evaluations. These guidelines are available on our Web site at www.heritagerealty.com. You may obtain a print copy of these guidelines by submitting a written request to Investor Relations, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

Codes of Ethics

        We have adopted a Code for Ethics for Financial Professionals that applies to our chief executive officer and senior financial officers, including our principal financial and accounting officer and controller within the meaning of the Sarbanes-Oxley Act of 2002, and a Code of Ethics that applies to all employees and directors. These codes of ethics are posted on our Web site at www.heritagerealty.com. You may obtain a print copy of these codes of ethics by submitting a written request to Investor Relations, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116

Communications with our Board of Directors

        If you wish to communicate with any of our directors or our Board of Directors as a group, you may do by writing to that director or our Board of Directors, c/o Stephen H. Faberman, Vice President, Corporate Counsel and Secretary, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

        If you wish to communicate with the audit committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the chairman of the audit committee of Heritage Property Investment Trust, Inc., c/o Stephen H. Faberman, Vice President, Corporate Counsel and Secretary, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

        If you wish to communicate with our non-management directors as a group, you may do so by writing to Robert J. Watson, Lead Director, c/o Stephen H. Faberman, Vice President, Corporate Counsel and Secretary, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116.

Lead Director

        The Board of Directors established the position of "lead" director in 2003. The lead director is currently Robert J. Watson. The lead director serves as the liaison between the Board of Directors and senior management, including the Chief Executive Officer, and between the directors themselves.

Executive Sessions

        Directors who qualify as "non-management" directors within the meaning of the New York Stock Exchange rules meet on a regular basis in executive session without management participation. These sessions occur quarterly in conjunction with regular Board meetings. Robert J. Watson, who has been elected by our Board of Directors as lead director, chairs these executive sessions.

Minimum Stock Ownership Guidelines

        In January 2004, our Board of Directors adopted a policy declaring that all non-management and non-NETT designated directors should hold meaningful equity ownership positions in the Company. We believe that stock ownership requirements for non-management directors ensure that the interests of the directors continue to be closely aligned with the interests of our stockholders. Under the current requirements adopted by our Board of Directors, non-management and non-NETT designated directors are expected to acquire, every three years, shares of our common stock with a market value approximately equal to one year's compensation as a director.

Compensation of Directors

        Effective January 1, 2004, our Board of Directors and compensation committee restructured the compensation program paid to directors to reflect current market levels of compensation and to better align board compensation with the long-term interests of our stockholders. During 2004, our directors received the following compensation under this new plan:

Annual retainer	$30,000
Fee for each Board meeting attended	250
Lead Director retainer	10,000
Audit Committee Chair retainer	5,000
Compensation Committee Chair retainer	3,000
Nominating and Corporate Governance Committee Chair retainer	2,000
Other Committee Chair retainer	2,000
Fee for each committee meeting attended	1,500

        Under this new plan, our Board of Directors also eliminated annual stock option grants and replaced these stock option grants with an annual grant of 1,000 deferred stock units. These deferred stock units are not issued until the director ceases to be on our Board, at which time an equivalent number of shares of our common stock will be issued. Prior to that time, we maintain an account for each director indicating the number of deferred stock units, together with accrued dividends, which will be paid in additional deferred stock units. For example, a director who serves for five years would ultimately be credited with 5,000 deferred stock units. In addition, dividends would accrue (but not be paid in cash) on each 1,000 unit annual grant. Upon leaving our Board, that director would be issued 5,000 shares of common stock (1 share for each deferred stock unit) and all accrued dividends.

        Directors may elect to receive their compensation in the form of cash, shares of our common stock or additional deferred stock units.

        Those of our directors who are also employees of the Company or who are members of the Board of Trustees of NETT are not entitled to compensation for their service as directors.

Audit Committee Report

        The audit committee reviews our financial reporting process on behalf of our Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. Our independent outside auditors are responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

        In this context, the audit committee has reviewed and discussed with management and the independent outside auditors the audited financial statements. The audit committee has discussed with the independent outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee has received from the independent outside auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management. In addition, the audit committee has considered whether the independent outside auditor's provision of non-audit services to us is compatible with the auditor's independence.

        In reliance on the reviews and discussions referred to above, the audit committee recommended to our Board of Directors, and our Board has approved, that the audited financial statements be included in our Annual Report on SEC Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

        The foregoing report has been furnished by the current members of the audit committee.

        Kenneth K. Quigley, Jr., Chairman, Richard C. Garrison, Michael J. Joyce and Robert J. Watson

Relationship with Auditors

Principal Accountant Fees and Services for 2004

        KPMG LLP served as our independent auditors for the fiscal year ended December 31, 2004. A representative of KPMG LLP is expected to be present at the annual meeting with the opportunity to make a statement, if he or she so desires, and to answer appropriate questions from stockholders.

        Fees to KPMG LLP related to the 2004 fiscal year are as follows:

Audit Fees(1)	$924,000
Audit Related Fees(2)	$187,000

Total Audit and Audit Related Fees	$1,111,000
Tax Service Fees(3)	$148,000
All Other Fees	—

Total Fees	$1,259,000

(1)
Consists of the audit of our annual consolidated financial statements and reviews of interim financial statements, comfort letters and consents in connection with SEC registration statements, other filings and offerings, work performed in connection with the assessment of our internal controls over financial reporting, a new requirement imposed by the Sarbanes-Oxley Act of 2002, and our response to comments received from the Securities and Exchange Commission on our Annual Report on Form 10-K for the 2003 fiscal year.

(2)
Consists of audits of financial statements of certain subsidiaries and accounting and reporting consultation.

(3)
Consists of tax compliance and consulting services.

Principal Accountant Fees and Services for 2003

        Fees to KPMG LLP related to the 2003 fiscal year are as follows:

Audit Fees(1)	$376,000
Audit Related Fees(2)	$29,000

Total Audit and Audit Related Fees	$405,000
Tax Service Fees(3)	$128,000
All Other Fees	—

Total Fees	$533,000

(1)
Consists of the audit of our annual consolidated financial statements and reviews of interim financial statements, comfort letters and consents in connection with SEC registration statements, other filings and offerings; audits required under Rule 3-14, and accounting and reporting consultation related to the audited financial statements.

(2)
Consists of audits of financial statements of certain subsidiaries, certain agreed-upon procedures and accounting and reporting consultation.

(3)
Consists of tax compliance and consulting services.

Pre-Approval Policies and Procedures

        At its regularly scheduled and special meetings, the audit committee considers and pre-approves any audit, audit-related and non-audit services to be performed by our independent auditors. The audit committee has delegated to management of the Company, through the chief executive officer or chief financial officer, the authority to grant preapprovals of audit and audit-related services and certain tax planning services without prior approval of the audit committee or the chairman of the audit committee up to a maximum fee amount of $25,000 individually or in the aggregate. However, management is required to promptly notify the audit committee of any such preapprovals. In addition, the audit committee has delegated to its chairman, the authority to grant pre-approvals of audit and audit-related services and certain tax planning services up to a maximum fee amount of $50,000 individually or in the aggregate. The full audit committee must preapprove all services in excess of the foregoing amounts.

EXECUTIVE COMPENSATION

Executive Officers

        Thomas C. Prendergast, age 55, has served as our Chairman, President and Chief Executive Officer since July 1999. Prior to that time, from 1980 until July 1999, Mr. Prendergast was President and Chief Executive Officer of our predecessor company, the real estate company formed by NETT in 1970. Mr. Prendergast is the brother of Robert G. Prendergast, our Senior Vice President, Chief Operating Officer.

        David G. Gaw, age 53, became our Senior Vice President, Chief Financial Officer and Treasurer in April 2001. Mr. Gaw oversees our accounting, capital markets, control, financial management and information systems departments. Mr. Gaw was previously Senior Vice President and Chief Financial Officer of Boston Properties, Inc., a publicly-traded office real estate investment trust. He joined Boston Properties in 1982 and was responsible for its financial operations until October 2000.

        Robert G. Prendergast, age 45, became our Senior Vice President, Chief Operating Officer in June 2004 and, in that capacity, oversees our day-to-day operations. Prior to that time, beginning in October 1999, Mr. Prendergast was our Vice President, Property Management and Construction and oversaw our development, construction and property management activities. Previously, he was an Asset Manager for Urban Retail Properties/Overseas Management, Inc., a publicly traded retail REIT in Chicago, from 1990 until July 1999. Mr. Prendergast is the brother of Thomas C. Prendergast, our President and Chief Executive Officer.

        Bruce A. Anderson, age 55, became our Vice President, Acquisitions in April 2002. Mr. Anderson oversees our acquisition and disposition activities. Prior to joining the Company, Mr. Anderson was Senior Vice President of Acquisitions and Development of Konover Property Trust, Inc., a publicly traded community shopping center REIT in Raleigh, North Carolina from 1997 until March 2001. While at Konover, Mr. Anderson was responsible for all shopping center acquisitions, property sales and retail development and re-development.

        Stephen H. Faberman, Esq., age 35, became our Vice President, Corporate Counsel in October 2003. Mr. Faberman co-manages our legal department and oversees our legal work relating to corporate compliance, capital markets transactions, corporate governance and securities law compliance. Prior to joining the Company, Mr. Faberman was a corporate and securities partner with Bingham McCutchen LLP, a national law firm with principal offices in Boston, Massachusetts. Mr. Faberman joined Bingham as an associate in January 1996 and became a partner in January 2002.

        Patrick H. O'Sullivan, age 37, has been our Vice President, Finance & Accounting since July 1999. Mr. O'Sullivan oversees our financial reporting, treasury, cash management, budgeting, property accounting and tax compliance activities and also provides transaction support with respect to capital markets transactions. Prior to joining the Company, Mr. O'Sullivan was Director of Finance at NETT's real estate company, which he joined in 1998. Previously, from 1990 to 1998, he was at KPMG Peat Marwick LLP (n/k/a KPMG LLP), where he was a senior manager from 1996 to 1998.

        Barry S. Rodenstein, age 44, became our Vice President, Leasing in July 2001. Mr. Rodenstein oversees all aspects of our leasing operations. Prior to joining the Company, Mr. Rodenstein was with Trammell Crow Company, a nationwide real estate company, with whom he was employed from 1988 until 2001. While at Trammell Crow Company, he was responsible for overseeing its New England Retail Services Division.

        David C. Sweetser, age 50, became our Vice President, Business Development in February 2004. In June 2004, Mr. Sweetser also became responsible for our property management, development and construction activities. Prior to joining the Company, from August 2002 until November 2003, Mr. Sweetser was Director of Leasing at Eastern Development, Inc., where his responsibilities included retail leasing. From April 2000 until May 2002, Mr. Sweetser was President of GovConnect, Inc., a subsidiary of Renaissance Worldwide, Inc. Prior to that time, Mr. Sweetser was Vice President, Real Estate at National Amusements, Inc.

        Louis C. Zicht, Esq., age 55, has served as our Vice President and General Counsel since July 1999. Mr. Zicht co-manages our legal department and oversees our legal work relating to acquisitions, dispositions, development, and general real estate. Mr. Zicht was previously General Counsel of NETT's real estate company, which he joined in 1974.

Compensation Tables

        The following table sets forth the compensation paid or accrued in 2004, to our Chief Executive Officer and our four other most highly compensated executive officers.

Summary Compensation Table

			Annual Compensation			Long-Term Compensation Awards
	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)(1)	Restricted Stock Awards ($)(1)(3)	All Other Compensation ($)
Thomas C. Prendergast President and Chief Executive Officer	2004 2003 2002	$585,000 585,000 585,000	$936,000 936,000 936,000	$413,535 18,333 2,456,279	— 140,000 390,000	$5,792,730 5,272,200 4,299,600	$1,087,556 1,102,224 1,141,413	(4) (5) (6)
David G. Gaw Senior Vice President and Chief Financial Officer	2004 2003 2002	$280,000 280,000 250,000	$280,000 280,000 200,000	— —	— 60,000 110,000	$840,480 695,580 577,540	$19,302 17,313 17,313	(7) (8) (9)
Robert G. Prendergast(10) Senior Vice President, Chief Operating Officer	2004 2003 2002	$265,000 220,000 200,000	$220,667 132,000 120,000	— — —	— 30,000 50,000	$381,090 200,520 169,810	$18,389 13,401 13,148	(11) (12) (13)
Barry S. Rodenstein Vice President, Leasing	2004 2003 2002	$240,000 240,000 200,000	$144,000 144,000 120,000	— — —	— 30,000 40,000	$265,740 200,520 145,450	$16,589 15,800 12,600	(14) (15) (16)
Bruce A. Anderson(17) Vice President, Acquisitions	2004 2003 2002	$205,000 185,000 185,000	$123,000 111,000 50,000	— —	15,000 20,000	$234,840 113,880 24,360	$14,638 4,800 2,800	(18) (19) (20)

(1)
Cash and non-cash bonuses, option grants and restricted share grants are reported in the year in which the compensation service was performed, even if the bonuses, options grants or restricted shares were paid, granted or issued in a subsequent year.

(2)
Represents amounts reimbursed by us with respect to the payment of taxes on behalf of Mr. Thomas C. Prendergast in connection with (a) the issuance of shares of common stock to Mr. Prendergast and the payment of insurance premiums on his behalf in 2002, (b) the payment of insurance premiums on his behalf in 2003, and (c) the vesting of shares of common stock previously granted to Mr. Prendergast and the payment of insurance premiums on his behalf in 2004.

(3)
Represents the dollar value of restricted stock awards, calculated by multiplying the fair market value of the Company common stock on the date of grant by the number of shares awarded. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the shares. The contractual restrictions on transfer and forfeiture provisions with respect to restricted stock awards lapse ratably over periods ranging from one to three years. In the event of a change in control, all unvested restricted share awards would become immediately vested. These shares are forfeitable to us upon termination of employment and are subject to restrictions on transfer. Upon grant, the recipient has full voting and dividend rights with respect to all shares granted.

  As of December 31, 2004, each of the executive officers named in the summary compensation table held the following aggregate number of shares of restricted common stock—

Name	Total Number of Restricted Shares Held	Value at December 31, 2004
Thomas C. Prendergast	220,000	$7,059,800
David G. Gaw	33,333	1,069,656
Robert G. Prendergast	11,000	352,990
Barry S. Rodenstein	10,333	331,586
Bruce A. Anderson	4,667	149,764

  The foregoing table does not include shares of restricted stock issued in March 2005 relating to 2004 performance shown in the summary compensation table above. In addition, on March 1, 2005, the forfeiture provisions and transfer restrictions with respect to 160,000 restricted shares issued to Mr. Prendergast, 19,333 restricted shares issued to Mr. Gaw, 5,000 restricted shares issued to Mr. Robert Prendergast, 4,667 restricted shares issued to Mr. Rodenstein, and 1,667 restricted shares issued to Mr. Anderson and reflected in the table above terminated.

(4)
Includes for 2004 (a) $26,442 in insurance premiums paid by us for a life insurance policy in favor of Mr. Prendergast, (b) $8,200 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf, (c) $10,553 in compensation associated with a company car provided on Mr. Prendergast's behalf, (d) $10,000 in financial planning and other service fees paid on Mr. Prendergast's behalf, (e) $1,025,699 accrued by us under the supplemental executive retirement plan, or SERP, we established for Mr. Prendergast's benefit, (f) $3,313 in health insurance premiums paid by us on Mr. Prendergast's behalf, and (g) $3,349 associated with parking provided on Mr. Prendergast's behalf.

(5)
Includes for 2003 (a) $26,442 in insurance premiums paid by us for a life insurance policy in favor of Mr. Prendergast, (b) $7,875 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf, (c) $7,963 in compensation associated with a company car provided on Mr. Prendergast's behalf, (d) $10,000 in financial planning and other service fees paid on Mr. Prendergast's behalf (e) $1,046,631 accrued by us under the SERP we established for Mr. Prendergast's benefit, and (f) $3,313 in health insurance premiums paid by us on Mr. Prendergast's behalf.

(6)
Includes for 2002 (a) $28,175 in insurance premiums paid by us for a life insurance policy in favor of Mr. Prendergast, (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf, (c) $6,658 in compensation associated with a company car provided on Mr. Prendergast's behalf, (d) $10,000 in financial planning and other service fees paid on Mr. Prendergast's behalf (e) $1,085,267 accrued by us under the SERP we established for Mr. Prendergast's benefit, and (f) $3,313 in health insurance premiums paid by us on Mr. Prendergast's behalf.

(7)
Includes for 2004 (a) $6,000 in auto expenses paid on Mr. Gaw's behalf, (b) $8,200 in contributions made to our 401(k) Plan on Mr. Gaw's behalf, (c) $3,313 in health insurance premiums paid by us on Mr. Gaw's behalf, and (d) $1,789 associated with parking provided on Mr. Gaw's behalf.

(8)
Includes for 2003 (a) $6,000 in auto expenses paid on Mr. Gaw's behalf, (b) $8,000 in contributions made to our 401(k) Plan on Mr. Gaw's behalf, and (c) $3,313 in health insurance premiums paid by us on Mr. Gaw's behalf.

(9)
Includes for 2002 (a) $6,000 in auto expenses paid on Mr. Gaw's behalf, (b) $8,000 in contributions made to our 401(k) Plan on Mr. Gaw's behalf, and (c) $3,313 in health insurance premiums paid by us on Mr. Gaw's behalf.

(10)
Mr. Prendergast became Senior Vice President, Chief Operating Officer in June 2004. Prior to that time, Mr. Prendergast was Vice President, Property Management and Construction.

(11)
Includes for 2004 (a) $8,400 in compensation associated with a company car provided on Mr. Prendergast's behalf, (b) $8,200 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf, and (c) $1,789 associated with parking provided on Mr. Prendergast's behalf.

(12)
Includes for 2003 (a) $5,401 in compensation associated with a company car provided on Mr. Prendergast's behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf.

(13)
Includes for 2002 (a) $5,148 in compensation associated with a company car provided on Mr. Prendergast's behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Prendergast's behalf.

(14)
Includes for 2004 (a) $6,600 in auto expenses paid on Mr. Rodenstein's behalf, (b) $8,200 in contributions made to our 401(k) Plan on Mr. Rodenstein's behalf, and (c) $1,789 associated with parking provided on Mr. Rodenstein's behalf.

(15)
Includes for 2003 (a) $7,800 in auto expenses paid on Mr. Rodenstein's behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Rodenstein's behalf.

(16)
Includes for 2002 (a) $4,600 in auto expenses paid on Mr. Rodenstein's behalf and (b) $8,000 in contributions made to our 401(k) Plan on Mr. Rodenstein's behalf.

(17)
Mr. Anderson became our Vice President, Acquisitions in April 2002.

(18)
Includes for 2004 (a) $4,649 in auto expenses paid on Mr. Anderson's behalf, (b) $8,200 in contributions made to our 401(k) Plan on Mr. Anderson's behalf, and (c) $1,789 associated with parking provided on Mr. Anderson's behalf.

(19)
Includes 4,800 in compensation associated with a company car provided on Mr. Anderson's behalf.

(20)
Includes 2,800 in compensation associated with a company car provided on Mr. Anderson's behalf.

Supplemental Executive Retirement Plan

        Effective January 2000, we adopted a non-qualified supplemental executive retirement plan, or SERP. Thomas C. Prendergast is eligible to participate in the SERP as part of his total compensation package. Mr. Prendergast is currently the only employee of the Company eligible to participate in the SERP.

        Benefits payable under the SERP are based upon a percentage of Mr. Prendergast's average annual cash compensation, consisting of base salary and cash bonus for the three calendar years of the last ten years of his employment with us and our predecessor, NETT's real estate company, which produce the highest average amount. Mr. Prendergast may begin to receive payments under the SERP following his Normal Retirement Date (NRD), which is his 60th birthday. Benefits under the SERP will terminate upon Mr. Prendergast's death but not before the tenth anniversary of his retirement. At Mr. Prendergast's election, made not later than 30 days after termination of employment, payment of the SERP benefit which has vested will commence at any time selected by Mr. Prendergast after he has terminated employment with us. If the election to receive that SERP benefit is made prior to Mr. Prendergast's NRD, the SERP payment will be actuarially reduced.

        Under Mr. Prendergast's employment agreement, the SERP benefit to which he is entitled will be equal to 50% of his highest three-year average annual compensation of the last ten years, subject to reduction under certain circumstances. Benefits earned under the SERP vested 50% upon adoption of the SERP and Mr. Prendergast becomes additionally vested at 6.25% per year as of the end of each calendar year commencing December 31, 1999 that he continues to be our employee. Mr. Prendergast will become 100% vested in his SERP upon the effective date of a change of control.

        The following table shows estimated annual retirement benefits payable to Mr. Prendergast in the SERP on a straight life annuity basis upon retirement in specified years of continuous service and remuneration classes. Amounts are inclusive of any benefits to be provided from the Company's contribution to Mr. Prendergast's 401(k) Plan. The value of any stock compensation received by Mr. Prendergast is excluded from the calculation of benefits under the SERP.

	Service (in years)
Average Annual Compensation
	3	5	10 or More
$ 250,000	$29,103	$54,103	$116,603
500,000	66,603	116,603	241,603
750,000	104,103	179,103	366,603
1,000,000	141,603	241,603	491,603
1,250,000	179,103	304,103	616,603
1,500,000	216,603	366,603	741,603
1,750,000	254,103	429,103	866,603
2,000,000	291,603	491,603	991,603
2,250,000	329,103	554,103	1,116,603
2,500,000	366,603	616,603	1,241,603

        Amounts are payable for life with a guaranteed period of ten years commencing at age the later of retirement or age 60.

Stock Option Grants

        The Company did not grant any stock options relating to 2004 performance to any of the executive officers named in the summary compensation table.

Option Exercises and Holdings

        The following table contains information as of March 4, 2005 concerning option exercises and option holdings with respect to each of the executive officers named in the summary compensation table.

			Number of Shares Underlying Unexercised Options		Option Values Value of In-the-Money Options (2)
Name	Shares Acquired on Exercise	Value Realized (1)($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas C. Prendergast	—	—	930,001	189,999	$5,252,836	$2,139,467
David G. Gaw	—	—	170,000	90,000	863,600	592,800
Robert G. Prendergast	30,000	150,000	45,666	43,334	589,077	270,633
Barry S. Rodenstein	—	—	74,000	36,000	375,080	211,320
Bruce A. Anderson	11,667	60,350	6,667	16,666	367,386	96,667

(1)
Represents the difference between the closing price of the stock on the date of exercise and the exercise price of the stock options.

(2)
Represents the difference between the closing price of the stock on December 31, 2004 ($32.09) and the exercise price of the stock options.

Employment Agreements

        Mr. Thomas C. Prendergast, our Chairman, President and Chief Executive Officer, has an employment agreement with us, which provides for a five-year term expiring in April 2007. Under his employment agreement, which was amended in July 2002, Mr. Prendergast receives an annual base salary of $585,000 and he is eligible for an incentive bonus based on performance objectives as established by our compensation committee. The threshold bonus amount may not be less than 40% of Mr. Prendergast's base salary and the maximum bonus amount payable to Mr. Prendergast is 160% of his base salary.

        In December 2004, the Board of Directors, upon the recommendation of the compensation committee, increased Mr. Prendergast's base salary effective January 1, 2005, to $615,000, and increased the maximum bonus amount payable to Mr. Prendergast to 200% of his base salary.

        In January 2000, Mr. Prendergast received an initial stock option grant of 400,000 shares and 75,000 shares of restricted stock under his employment agreement.

        In July 2002, as part of the amendment to Mr. Prendergast's employment agreement, the Board of Directors approved the issuance over five years of an aggregate of up to 775,000 shares of restricted stock with no exercise price to members of senior management of the Company, including Mr. Prendergast. The Company issued the first installment of 155,000 shares in July 2002, of which, Mr. Prendergast received 120,000 shares. These shares were subject to risk of forfeiture and transfer restrictions, which terminated on March 1, 2003.

        In March 2003, the second installment of 155,000 shares was issued, of which, Mr. Prendergast received 120,000 shares. Upon issuance, these shares were subject to risk of forfeiture and transfer restrictions, which terminated in March 2004. In March 2004, the third installment was issued, of which, Mr. Prendergast received 120,000 shares. Upon issuance, these shares were subject to risk of forfeiture and transfer restrictions, which terminated in March 2005. In March 2005, the fourth installment was issued, of which, Mr. Prendergast received 120,000 shares. Upon issuance, these shares are subject to risk of forfeiture and transfer restrictions, which will terminate in March 2006, subject to continued employment. The remaining installment of these special share grants is expected to be issued in March 2006, subject to the satisfaction of certain performance milestones and other conditions. Upon issuance, the remaining installment will also be subject to risk of forfeiture and transfer restrictions, which will terminate in March 2007, the first anniversary of the date of the installment, subject to Mr. Prendergast's continued employment with the Company.

        Mr. Prendergast is also eligible to receive an annual stock option award of up to 140,000 options and an annual performance share award of up to 60,000 shares under our equity incentive plan based upon the achievement of management and performance objectives established by our compensation committee. In December 2004, the Board of Directors, upon the recommendation of the compensation committee, approved the discontinuance of the practice of granting ordinary stock options to members of senior management, including Mr. Prendergast. See "Compensation Committee Report."

        Mr. Prendergast also participates in our employee benefit plans on a basis consistent with other executives of our company. As required by his employment agreement, we have established a supplemental executive retirement plan, or SERP, for Mr. Prendergast's benefit. We have also agreed to reimburse Mr. Prendergast for certain business, legal and tax preparation and financial planning expenses.

        Mr. Prendergast's employment may be terminated by us for "cause" in the event of:

  •
  the conviction of Mr. Prendergast of a felony,

  •
  the willful breach of duty of loyalty by Mr. Prendergast which is materially detrimental to us,

  •
  the willful failure of Mr. Prendergast to perform his duties or to follow the directives of our Board of Directors, or

  •
  the gross negligence or willful misconduct of Mr. Prendergast in the performance of his duties.

        Mr. Prendergast may terminate his employment for "good reason," which includes:

  •
  a removal from or failure to re-elect Mr. Prendergast as President, Chief Executive Officer or a director of our company,

  •
  the assignment to Mr. Prendergast of duties, responsibilities or reporting requirements inconsistent with his positions as President and Chief Executive Officer or director,

  •
  a reduction in Mr. Prendergast's base salary,

  •
  our failure to maintain our incentive plans,

  •
  except as required by law, a material diminution in Mr. Prendergast's fringe benefits,

  •
  the requirement by us that our principal place of business be changed to a location outside the greater Boston area, or

  •
  any breach by us of his employment agreement.

        If Mr. Prendergast's employment is terminated without cause, for good reason or because of any disability, we must pay Mr. Prendergast his base salary for the longer of 12 months after the termination or the expiration of the term of the employment agreement. We must also pay him a portion of his incentive bonus. In addition, the SERP benefit, any restricted shares, annual performance shares and stock options granted to Mr. Prendergast under our incentive plan will immediately vest. Mr. Prendergast will also be allowed to participate in our benefit plans during his severance period. If Mr. Prendergast's employment is terminated for cause, without good reason or because of death, Mr. Prendergast is entitled to his base salary through the date of termination. If Mr. Prendergast's employment terminates as a result of the completion of the term, we are required to pay Mr. Prendergast his base salary for 12 months after the date of termination.

        In the event of a change in control of our company during the term of Mr. Prendergast's employment agreement when the remainder of the term is less than three years, the term of Mr. Prendergast's employment agreement automatically extends for an additional three years. In addition, upon a change of control, the SERP benefit, any restricted shares, annual performance shares and stock options granted to Mr. Prendergast under our equity incentive plan will immediately vest. In addition, to the extent that payments or benefits under Mr. Prendergast's employment agreement or other benefit plan will result in application of federal excise taxes on "excess parachute payments," we have agreed to provide a gross up payment to offset the excise tax liability.

        Mr. Prendergast's employment agreement prohibits Mr. Prendergast while he is employed with us and for one year after a termination of employment for cause or without good reason, from engaging, directly or indirectly, in any business in competition with us or employing or soliciting the employment of any individual employed by us at any time while Mr. Prendergast was also employed with us.

        Mr. Prendergast also has received tax offset payments from us under his employment agreement. The purpose of these payments is to reimburse Mr. Prendergast for the amount of applicable taxes such as federal, state, local and Medicare taxes he incurs with respect to his exercise of options and the grant, vesting or payment of any awards covered by his employment agreement. Mr. Prendergast has waived his right to receive any tax offset payments in connection with certain grants of stock options made in 2002 and the restricted share awards described in the fourth and fifth paragraphs of this section.

Change in Control/Severance Agreements

        We have entered into Change in Control/Severance Agreements with each of Messrs. Anderson, Faberman, Gaw, O'Sullivan, Robert Prendergast, Rodenstein, Sweetser and Zicht. Robert Prendergast's Change in Control/Severance Agreement was amended in March 2005 to provide for the same terms as contained in Mr. Gaw's Change in Control/Severance Agreement. These Change in Control/Severance Agreements provide for severance to be paid to each of these officers in the event that their employment is terminated by us other than for "cause" or by these individuals for "good reason," including following a change in control. In the event that the employment of any of these individuals is terminated under these circumstances following a change in control, Messrs. Gaw and Robert Prendergast are entitled to receive severance pay equal to two times and the other officers are entitled to one time the sum of their average base salary and their average bonus for the three most recently completed fiscal years. In the event that the employment of any of these individuals is terminated other than for "cause" or by these individuals for "good reason" (other than in connection with a change of control), these individuals are entitled to receive severance pay equal to one time the sum of their average base salary and their average bonus for the three most recently completed fiscal years.

        In addition, under our equity incentive plan, upon a termination of employment in these circumstances following a change in control, any restricted shares, annual performance shares and stock options granted to these individuals will immediately vest and all restrictions on these shares will terminate. Under these agreements, these individuals are also entitled to receive a payment for benefits forfeited under our retirement plans as a result of the termination of their employment. These individuals are also entitled to receive tax offset payments from us to reimburse these individuals for the amount of excise taxes that may be incurred by these individuals in connection with the payment of the severance under these agreements and any other arrangements between these individuals and us. These agreements also contain confidentiality and noncompete provisions. Except as noted above, each of these agreements is substantially identical.

Compensation Committee Report

        Committee Responsibilities.    The responsibilities of the compensation committee include:

  •
  reviewing the performance of the Chief Executive Officer and the other executive officers of the Company on at least an annual basis;

  •
  establishing the cash and equity-based compensation and benefits to be provided to the executive officers of the Company;

  •
  issuing and administering awards under the Company's equity incentive plan;

  •
  informally reviewing, to the extent available, information with respect to the compensation paid to executive officers of comparable equity real estate investment trusts and comparing this information with the overall compensation paid to the Company's executive officers;

  •
  recommending compensation for the members of the Board of Directors for their service as directors; and

  •
  reporting periodically to the full Board of Directors with respect to the foregoing.

        Compensation Philosophy for Executive Officers.    The compensation committee's executive compensation philosophy is to align the interests of key executives with the interests of stockholders by developing appropriate compensation measures for its executives. The compensation committee believes that components of the total compensation package for senior executives should include:

  (i)
  a base salary designed to compensate management near the 75th percentile of the Company's competitive market in order to effectively recruit and retain key personnel;

  (ii)
  an annual incentive bonus, the amount of which will depend upon the success of the Company and of the executive's involvement in achieving specified objectives; and

  (iii)
  a long-term performance incentive designed to (a) align the interests of management with the interests of stockholders, (b) deliver competitive levels of compensation to management contingent upon performance, and (c) motivate and focus management on the long-term growth and success of the Company.

        For 2004, the compensation of the Company's Chief Executive Officer and other executive officers was comprised of (i) an annual base salary, (ii) an annual incentive cash bonus, and (iii) a long-term performance incentive in the form of grants of shares of restricted stock made in March 2005 under the Company's equity incentive plan, as described below under "Long-Term Incentive Program."

        To assist the compensation committee in its responsibilities, including setting the total compensation to be paid to the Chief Executive Officer and other executive officers, the compensation committee has engaged Frederic W. Cook & Co., a management compensation consulting firm, to review and make recommendations with respect to the compensation programs of the Company. On an annual basis, as a benchmark, at the compensation committee's request, the consultant provides the committee with comparisons of base salary, incentive cash bonuses, long-term incentive compensation and total compensation paid to executive officers by several peer groups of other public REITs. The compensation committee reviews the information provided with respect to a retail peer group and an implied equity market capitalization peer group (other public REITs with implied equity market capitalization comparable to the Company). Based on this information, the compensation committee then reviews a comparative range of base salary, bonus, long-term incentive and total compensation for each executive officer, with the low end being the median paid by the peer groups, and the high end being the 75th percentile paid by the peer groups for such executive officer's comparable position (either in terms of job function or relative compensation standing within the company). In determining total compensation to be paid, the compensation committee also takes into account recommendations provided to the committee by the Company's Chief Executive Officer.

        Base Salary.    In order to compete for and retain talented executives who are critical to the Company's long-term success, the compensation committee has determined that the base salaries of executive officers should approximate those of executives of equity REITs which compete with the Company for employees, investors and tenants while also taking into account each executive officer's performance and tenure. The compensation committee reviews base salaries annually and, if appropriate, modifies such salaries to reflect recent market practices and performance. In each case, the modifications approved by the compensation committee are based upon the market research provided to the compensation committee as described above.

        The base salaries of Mr. Thomas Prendergast and the other executive officers named in the summary compensation table except Mr. Anderson were last modified in 2002, with changes effective for Mr. Thomas Prendergast in July 2002 and for the other named executive officers in January 2003. Mr. Anderson's base salary was modified in November 2003, with the change effective in January 2004. In June 2004, in connection with his promotion to Chief Operating Officer, Mr. Robert Prendergast's base salary was modified as shown in the summary compensation table.

        In November 2004, the compensation committee reviewed the base salaries of the Chief Executive Officer and other executive officers. In connection with its review, the compensation committee requested Frederic W. Cook & Co. provide a new benchmarking analysis. Based upon this analysis, effective January 1, 2005, the base salary of Mr. Thomas Prendergast increased to $615,000, the base salary of Mr. Gaw increased to $300,000 and the base salary of Mr. Robert Prendergast increased to $285,000. The base salaries of the Company's other executive officers did not change.

        Annual Incentive Bonus.    In order to motivate key executives to achieve annual strategic business goals, the compensation committee believes executives should receive annual incentive bonuses for their contributions in achieving these goals. The compensation committee has historically sought to provide key executives with a total compensation package that is competitive with comparable equity REITs when, among other things, the Company's per share Funds From Operations ("FFO") and "same store net operating income" ("NOI") grow. In addition, the compensation committee considers a variety of qualitative factors as well as the quantitative corporate performance measures historically used in determining annual incentive bonuses.

        During each fiscal year, the compensation committee, in consultation with the Chief Executive Officer, establishes for each executive a range of incentive bonus opportunities, stated as percentages of that executive's base salary, which the executive is entitled to receive based in part upon that executive's position to impact the annual success of the Company and in part upon the level of performance achieved by the Company and the individual executive for that year. In general, the threshold, target and maximum amounts of the annual bonus are set at 50%, 100% and 160% of annual base salary in the case of the Chief Executive Officer and from 20% to 100% of annual base salary in the case of each other executive officer. The compensation committee established these annual incentive bonus ranges based upon the benchmarking analysis provided by the committee's outside compensation consultant, as described above.

        For 2004, in consultation with the Chief Executive Officer, the compensation committee considered that the Company had met its FFO target and exceeded its NOI target for the year despite the effects of several events beyond its control, including the continued impact of tenant bankruptcies, the slow recovery from the downturn in the economy in the early part of the decade and the impact of the extremely competitive acquisition environment. In particular, the compensation committee considered the overall improvement in the performance of the Company's core portfolio, as reflected in the growth of NOI achieved by the Company, particularly within its "same store" portfolio, the improvement in occupancy within the Company's overall portfolio and the performance by the Company in comparison to its budget. The compensation committee also took into account the property acquisitions and capital markets transactions pursued and completed by the Company in 2004.

        Based upon these achievements and the recommendation of the Chief Executive Officer, the compensation committee determined each senior executive was entitled to the maximum incentive bonus allocated to individual performance. As a result of the above analysis, the compensation committee, in consultation with the Chief Executive Officer in the case of all officers other than himself, awarded to the named executive officers the following cash bonuses for 2004: $936,000 to Mr. Thomas Prendergast, $280,000 to Mr. Gaw, $220,667 to Mr. Robert Prendergast, $144,000 to Mr. Rodenstein, and $123,000 to Mr. Anderson.

        In November 2004, in connection with the compensation committee's annual review of the total compensation paid to the Company's executive officers, the compensation committee approved modifications to the annual incentive bonus ranges of Messrs. Thomas C. Prendergast, Gaw and Robert G. Prendergast. Effective January 1, 2005, the threshold, target and maximum amounts of the annual bonus will be set at 50%, 100% and 200% of annual base salary in the case of Mr. Thomas C. Prendergast, and 30%, 60% and 120% of annual base salary in the case of Messrs. Gaw and Robert G. Prendergast. The bonus ranges of the Company's other executive officers did not change.

        Long-Term Incentive Program.    Historically, the compensation committee has determined that the Company's long-term incentive program would consist of the grant of shares of restricted stock and nonqualified stock options under the Company's equity incentive plan at the beginning of each year to senior executives of the Company, the exact numbers of which will vary, depending on the position and salary of the executive and the Company's success in delivering annual total stockholder returns that meet threshold, target or maximum returns established by the compensation committee. As with the annual incentive bonus, during each fiscal year, the compensation committee, in consultation with the Chief Executive Officer, establishes for each executive a range of long-term incentive opportunities, which the executive is entitled to receive based in part upon that executive's position to impact the annual success of the Company and in part upon the level of performance achieved by the Company and the individual executive for that year.

        In November 2004, the compensation committee discontinued the practice of granting "ordinary" stock options as a long-term performance incentive to members of senior management, including the Company's Chief Executive Officer. For 2004, to replace "ordinary" stock options, the compensation committee approved the issuance of additional restricted shares having a value (based on a Black-Scholes analysis) approximately equal to the options being replaced. These additional restricted shares, together with the other awards of restricted stock, are subject to transfer restrictions and risk of forfeiture that terminate ratably over three years. For 2004 performance, Mr. Thomas Prendergast received 67,467 restricted stock shares (including 7,467 shares to replace 140,000 stock options), Mr. Gaw received 17,200 restricted stock shares (including 3,200 shares to replace 60,000 stock options), Mr. Robert Prendergast received 11,333 restricted stock shares (including 2,667 shares to replace 30,000 stock options), Mr. Rodenstein received 7,600 restricted stock shares (including 1,600 shares to replace 30,000 stock options), and Mr. Anderson received 7,600 restricted stock shares (including 1,600 shares to replace 30,000 stock options).

        For 2005, the compensation committee anticipates that it will replace "ordinary" stock options with stock options with "dividend equivalent rights." The principal difference between "ordinary" stock options and options with "dividend equivalent rights" is that holders of options with "dividend equivalent rights" are entitled to receive dividends on the stock options as if the options had been exercised by the holder and shares issued. The compensation committee anticipates that all other features of the options will be identical.

        In addition to performance-based grants of restricted stock as described above, in 2004, the compensation committee approved the issuance of the third installment of the special share awards begun in 2002 following our initial public offering. In July 2002, as part of the amendment to Mr. Prendergast's employment agreement, the Board of Directors approved the issuance over five years of an aggregate of up to 775,000 shares of restricted stock with no exercise price to members of senior management of the Company, including Mr. Prendergast. The issuance of each installment is subject to the satisfaction of performance milestones and other conditions. As part of each installment, Mr. Thomas Prendergast receives 120,000 shares, Mr. Gaw receives 10,000 shares, and Messrs Robert Prendergast and Rodenstein each receive 1,000 shares. The shares issued as part of each installment are subject to risk of forfeiture and transfer restrictions, which terminate on the first anniversary of the date of issuance, subject to continued employment.

        In March 2005, the fourth installment was issued. Upon issuance, these shares are also subject to risk of forfeiture and transfer restrictions, which will terminate in March 2006, subject to continued employment. The final installment of these special share grants is expected to be issued in March 2006, subject to the satisfaction of the performance milestones and other conditions. Upon issuance, the remaining installment will also be subject to risk of forfeiture and transfer restrictions, which will terminate in March 2007, the first anniversary of the date of the installment, subject to continued employment.

        Compensation of Chief Executive Officer.    The compensation committee believes that Thomas Prendergast played a critical role in the Company's achieving its objectives for 2004 and performing well in difficult market conditions. In July 2002, the compensation committee recommended to the Board of Directors, and the Board adopted, an amendment to Mr. Prendergast's employment agreement which, among other things, increased his base salary to $585,000 and increased the bonus opportunity to the percentages described above. Pursuant to this amendment, and in accordance with the goals and formulas established under the compensation committee's compensation programs, the compensation committee awarded Mr. Prendergast the maximum cash bonus of $936,000 for 2004. In addition, Mr. Prendergast was awarded 67,467 shares of restricted stock (including 7,467 shares to replace 140,000 stock options) under the Company's equity incentive plan.

        In November 2004, the compensation committee recommended to the Board of Directors, and the Board adopted, an increase to Mr. Prendergast's base salary to $615,000 and increased the maximum bonus opportunity to 200% of his base salary, with each of these changes effective January 1, 2005.

        Federal Tax Regulations.    The compensation committee has considered the application of Section 162(m) of the Internal Revenue Code to the Company's compensation practices. Section 162(m) generally limits the tax deduction available to public companies for annual compensation paid to senior executives in excess of $1 million unless the compensation qualifies as performance-based compensation.

        This report of the compensation committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those acts.

        The foregoing report has been furnished by the current members of the compensation committee.

        Robert J. Watson, Chairman, Bernard Cammarata, David W. Laughton and Kenneth K. Quigley, Jr.

Compensation Committee Interlocks and Insider Participation

        The compensation committee currently consists of Messrs. Watson, Cammarata, Laughton and Quigley. There are no compensation committee interlocks and no member of the compensation committee serves, or has in the past served, as an employee or officer of the Company.

        Mr. Cammarata is Chairman of the Board of TJX Companies, Inc., our largest tenant, and was President and Chief Executive Officer of TJX until 2000. We received annualized base rent from the TJX Companies of $14.0 million in 2004, which represented approximately 5.5% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Net Realty Holding Trust and Affiliates

Boston Office Lease

        In 1974, NETT and Net Realty Holding Trust entered into an agreement providing for the lease by NETT of 14,400 square feet of space in an office building at 535 Boylston Street for its Boston offices. We became the landlord under this lease when we acquired 535 Boylston Street in connection with our formation in July 1999. This lease expired on March 31, 2005. Prior to expiration, NETT paid us $648,000 per year in minimum rent.

131 Dartmouth Street Joint Venture

        In November 1999, we entered into a joint venture with NETT for the acquisition and development of a 365,000 square foot commercial office building at 131 Dartmouth Street, Boston, Massachusetts. This joint venture is owned 94% by NETT and 6% by us. We were issued this interest as part of a management arrangement with the joint venture pursuant to which we manage the building. We have no ongoing capital contribution requirements with respect to this office building, which was completed in January 2003. The first tenants began occupying this office building in January 2004.

        In February 2004, we entered into an eleven-year lease with our joint venture with NETT for the lease of approximately 31,000 square feet of space and we moved our corporate headquarters to this space during the first quarter of 2004. Under the terms of this lease, which was negotiated on an arms-length basis, we began paying rent to the joint venture in February 2005. We pay $1.1 million per year in minimum rent through 2009 and $1.2 million per year from 2010 through 2014.

Stockholders Agreement with Net Realty Holding Trust

Amended Stockholders Agreement

        In connection with our initial public offering in April 2002, we and Net Realty Holding Trust entered into an amended stockholders agreement governing our relationship with Net Realty Holding Trust after the offering. This agreement eliminated all prior terms of our then existing stockholders agreement and provides for the following new terms—

        Election of Directors

  •
  We agreed that as long as Net Realty Holding Trust owns at least 25% of the outstanding shares of our common stock, Net Realty Holding Trust has the right to designate for nomination four members of our Board of Directors. If Net Realty Holding Trust's ownership percentage in our common stock is reduced to less than 25% but remains in excess of 10% of our common stock, two of Net Realty Holding Trust's designees will be required to resign from our Board of Directors. If Net Realty Holding Trust's ownership percentage in our common stock is reduced to less than 10%, Net Realty Holding Trust will no longer have the right to designate for nomination any of our directors.

  •
  Net Realty Holding Trust agreed that it will not seek any additional representation on our Board of Directors. In addition, except at our request, and subject to its fiduciary duties under applicable law, Net Realty Holding Trust has agreed that it will not seek to change the size or composition of our Board of Directors.

        Additional Equity and Preemptive Rights

  •
  Net Realty Holding Trust agreed that it will not, directly or indirectly, acquire any additional shares of stock if that acquisition would result in an increase in Net Realty Holding Trust's ownership percentage of our stock.

  •
  We granted to Net Realty Holding Trust a preemptive right to maintain its ownership percentage of our stock by purchasing any shares of our stock offered to third parties on the same terms and conditions as are offered to those third parties. This preemptive right does not apply to some limited issuances, including in connection with the exercise of stock options and other rights under our incentive plan, issuances of units of limited partnership interests by our operating partnerships and issuances of equity in connection with acquisition or merger transactions. In addition, the preemptive right does not apply if the exercise of this right would jeopardize our status as a REIT. In December 2003, we completed a secondary public offering of our common stock and sold a total of 3,932,736 shares. Net Realty Holding Trust exercised its contractual preemptive right and purchased approximately 40% of the shares we sold in the offering on the same terms as third parties purchased shares.

        Registration Rights

  •
  Net Realty Holding Trust has demand and piggyback registration rights with respect to their shares of our common stock. These registration rights are subject to customary cut-back and lock-out restrictions.

Other Transactions

        In July 1999, Bernard Cammarata became a member of our Board of Directors. Mr. Cammarata is Chairman of the Board of TJX Companies, Inc., our largest tenant, and was President and Chief Executive Officer of TJX until 2000. We received annualized base rent from the TJX Companies of $14.0 million in 2004, which represented approximately 5.5% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2004.

        In July 1999, William M. Vaughn, III became a member of our Board of Directors. Mr. Vaughn is Senior Vice President, Labor Relations of Ahold USA, Inc., the parent company of Giant Foods, Bi-Lo, Bruno's and Stop & Shop. Mr. Vaughn is also a member of the Board of Trustees of our largest stockholder, Net Realty Holding Trust. We received annualized base rent from Ahold and its subsidiary companies of $2.3 million in 2004, which represented approximately 0.9% of our total annualized base rent for all leases in which tenants were in occupancy at December 31, 2004. Subsequent to December 31, 2004, Ahold USA sold Bi-Lo and Bruno's representing $0.9 million of annualized base rent in 2004.

        In April 2002, Richard Garrison became a member of our Board of Directors. We lease space to Mr. Garrison at one of our Boston office buildings. Under this lease, we lease Mr. Garrison 1,000 square feet and he pays us approximately $17,000 per year in rent.

        We believe that each of these transactions was entered into by us on terms no less favorable to us than those that could be obtained from unrelated third parties.

SHARE PERFORMANCE GRAPH

        The following graph provides a comparison of cumulative total stockholder return for the period from April 2002 (the month during which our common stock was first publicly traded) through December 31, 2004, among the Company, the Standard & Poor's ("S&P") 500 Index and the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") Equity REIT Total Return Index, an industry index of 149 equity REITs (including the Company). The Share Performance Graph assumes an investment of $100 in each of the Company and the two indexes, and the reinvestment of any dividends. Equity REITs are defined as those with 75% or more of their gross invested book value of assets invested directly or indirectly in the equity ownership of real estate. Upon written request, the Company will provide any stockholder with a list of the REITs included in the Equity REIT Index. The historical information set forth below is not necessarily indicative of future performance. Data for the Equity REIT Index and the S&P 500 Index were provided to the Company by NAREIT. The data shown is based on the share prices or index values, as applicable, at the end of each month shown.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Securities Exchange Act of 1934, as amended, the Company's directors, its executive officers, and persons holding more than 10% percent of our common stock are required to report their ownership of the common stock and any changes in that ownership to the Securities and Exchange Commission. These directors, officers and 10% holders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by those dates during 2004. Based upon a review of the filings provided to the Company, to the Company's knowledge, based solely on review of the copies of those reports furnished to the Company, all of the Company's officers, directors and 10% stockholders made all required filings during the fiscal year ended December 31, 2004.

ANNUAL REPORT

        We have provided without charge a copy of our annual report to stockholders for fiscal year 2004 to each person being solicited by the proxy statement. Upon the written request by any person being solicited by this proxy statement, we will provide without charge additional copies of our annual report and our other SEC filings. All requests should be directed to Investor Relations, Heritage Property Investment Trust, Inc., 131 Dartmouth Street, Boston, Massachusetts 02116. This information is also available on our website (www.heritagerealty.com) and the EDGAR version of our SEC filings is available at the SEC's website (www.sec.gov).

STOCKHOLDER PROPOSALS

        Under Rule 14a-8 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, all stockholder proposals that are intended to be presented at the 2006 Annual Meeting of Stockholders of the Company must be received by the Company no later than December 6, 2005, in order that they be considered for inclusion in our proxy statement and form of proxy relating to that annual meeting.

        In addition, any stockholder who wishes to propose a nominee to the Board of Directors or submit any other matter to a vote at a meeting of stockholders (other than a stockholder proposal to be included in our proxy materials pursuant to Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended) must comply with the advance notice provisions and other requirements of Article I, Section 2 and Article II, Section 4 of our bylaws, which are on file with the Securities and Exchange Commission and may be obtained from the Secretary of Heritage upon request. These notice provisions require that recommendations for director candidates and submissions regarding any other matter for the 2006 annual meeting must be received no earlier than December 7, 2005 and no later than January 31, 2006. If a stockholder nomination or proposal is received before or after the range of dates specified in the advance notice provisions, our proxy materials for the next annual meeting of stockholders may confer discretionary authority to vote on such matter without any discussion of the matter in the proxy materials.

OTHER BUSINESS

        Our Board of Directors knows of no other business to be acted upon at the annual meeting. However, if any other business properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their judgment.

        The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the annual meeting, please sign the proxy and return it in the enclosed envelope.

HERITAGE PROPERTY INVESTMENT TRUST, INC.

Proxy for Annual Meeting of Stockholders
to be held on May 6, 2005
This Proxy is solicited on behalf of the Board of Directors

        The undersigned stockholder of Heritage Property Investment Trust, Inc., a Maryland corporation (the "Company"), having received notice of the 2005 Annual Meeting of Stockholders of the Company and having revoked all prior proxies, hereby appoint(s) Thomas C. Prendergast, Stephen H. Faberman and David G. Gaw, or any one or more of them as proxies for the undersigned (with full power of substitution in them and each of them) to attend the 2005 Annual Meeting of Stockholders of the Company, to be held at The Westin Copley Place, 10 Huntington Avenue, Boston, Massachusetts 02116, on Friday, May 6, 2005, at 9:00 a.m., Local Time, and any adjournment or postponement thereof, and to vote and act in respect of all shares of the Company's common stock which the undersigned shall be entitled to vote or act upon and otherwise to represent the undersigned at the meeting, with all the powers the undersigned would possess if personally present:

        The shares represented by this proxy will be voted as directed by the undersigned. If this Proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast "for" each of the nominees for director and "for" each of the other proposals described in the Proxy Statement and in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

PLEASE SIGN AND DATE ON THE REVERSE SIDE OF THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

(Continued and to be signed on the reverse side).

HERITAGE PROPERTY INVESTMENT TRUST, INC.
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.    •

1.	Election of Directors— Class 3 (To Serve Until 2008)		For All	Withhold All	For All (Except for Nominee(s) whose names are written on the line below)
	Bernard Cammarata Michael J. Joyce	Thomas C. Prendergast	( )	( )	( )
2.	To vote and act with discretionary authority upon, or in regard to, any other matters which may properly come before the Annual Meeting or any adjournment or postponment thereof:
Attendance of the undersigned at the Annual Meeting of Stockholders or at any adjourned session thereof will not be deemed to revoke this Proxy unless the undersigned shall affirmatively indicate the intention of the undersigned to vote said shares in person. Please sign exactly as name appears on the records of the Company and date. If the shares are held jointly, each holder must sign. When signing as attorney, executor, administrator, trustee, guardian, officer of a corporation or other entity or in another representative capacity, please give the full title under signature(s). The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement accompanying the Notice.
Please note any change of address hereon.
Dated:
Signature(s)
In signing, please write name(s) exactly as appearing on stock certificate(s). Joint owners should each sign individually.

/*\ FOLD AND DETACH HERE /*\

YOUR VOTE IS IMPORTANT!

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ENCLOSED, POSTAGE PRE-PAID ENVELOPE.

QuickLinks

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
GENERAL INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL ONE ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHARE PERFORMANCE GRAPH
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT
STOCKHOLDER PROPOSALS
OTHER BUSINESS